EXHIBIT 1

                                 Trust Agreement

     This Trust Agreement (the "Agreement") is made and entered into as of September 30, 2006 by and between Ofer Hi-Tech Investments Ltd., a company incorporated under the laws of the State of Israel ( the "Trustee"), and the entities listed in EXHIBIT A below (the "Beneficiaries")

     Whereas, Ofer (Ships Holding) Ltd., a company incorporated under the laws of the State of Israel ("OSH"), and LM Partners L.P., a limited partnership incorporated under the laws of the Cayman Islands ("LM") (each an "Investor" and collectively, the "Investors") have entered into that certain Purchase Agreement dated September 30, 2006 (the "Purchase Agreement"), by and between such Investors and Lumenis Ltd., a company incorporated under the laws of the State of Israel, (the "Company"); and

     Whereas, pursuant to the terms and conditions set forth in the Purchase Agreement the Investors purchased and the Company issued and sold to the Investors Company Shares and Closing Warrants against the investment by Investors of an aggregate amount of $120,000,000; and the Investors, and their assignees, received a right, but not the obligation, to invest an additional amount of up to $30,000,000 by way of an exercise within 6 months from Closing of the Additional Warrants - the Company Shares, the Closing Warrants and the Additional Warrants shall be referred to herein as the "Securities"; and

     Whereas, pursuant to the terms of the Purchase Agreement, OSH signed the Purchase Agreement as a nominee of the Trustee, and the Trustee is construed, for all intent and purposes, as an "Investor" thereunder, as if an original party thereof, and OSH has no further rights or obligations thereunder; and

     Whereas, pursuant to the terms of the Purchase Agreement, at the Closing, the Trustee will make an investment of Fifty Million US Dollars ($50,000,000) (the "Total OB Consideration") and purchased, or is the holder of, the following
Securities: 46,633,091 Company Shares, 7,083,333 Closing Warrants and 11,658,273 Additional Warrants (the "OB Securities"); and

     Whereas, the Beneficiaries intend to purchase 12% of the OB Securities, to be purchased by the Trustee in consideration for 12% of the Total OB Consideration, i.e. Six Million US Dollars ($6,000,000) (the "Trust Funds") so that following the execution of this Agreement and the transfer of the Trust Funds in accordance with its terms, the Beneficiaries will hold, in the aggregate, the beneficial interest in, and the Trustee will hold in trust for the benefit of Beneficiaries, the following Securities: 5,595,971 Company Shares, 850,000 Closing Warrants and 1,398,993 Additional Warrants (the "Escrowed Securities");

     IT IS THEREFORE AGREED BETWEEN THE PARTIES AS FOLLOWS:

     1. The introduction to this agreement constitutes an integral part thereof. Unless defined herein, capitalized terms will have the meaning ascribed to such terms in the Purchase Agreement. The parties agree that for purposes of this Agreement, the number of OB Securities and the Escrowed Securities shall be adjusted for any stock splits, combinations, reclassification and other recapitalization events.

     2. Prior to the execution of this Agreement, the Beneficiaries has transferred to the Trustee, and Trustee acknowledges the receipt of, the Trust Funds. At the Closing of the transaction contemplated by the Purchase Agreement, the Trustee shall invest the Trust Funds in the Company and shall purchase the Escrowed Securities in trust for the benefit of Beneficiaries.

     3. The Trustee will hold the Escrowed Securities in trust for the benefit of Beneficiaries, subject to the following conditions:


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     3.1 The Escrowed Securities and any cash, assets or stock dividends that may be distributed by the Company will be held in trust by the Trustee and the provisions of this Agreement shall apply with respect to such distributions.

     3.2 With respect to the rights in the Company Shares (or any Warrants of Additional Warrants exercised, according to their respective terms into Company Shares), Trustee will inform Beneficiaries of any vote, consent, amendment or waiver presented for consideration by the shareholders of the Company. Trustee undertakes to vote, and take actions with respect to the Escrowed Securities, including, without limitation, the sale of the Escrowed Securities, as directed by Beneficiaries. In the absence of receiving any such direction, Trustee will be entitled to vote, or take any other action with respect to, the Escrowed Securities, as Trustee see fit in its sole and absolute discretion. Notwithstanding the foregoing, the parties acknowledge that Trustee has entered into, or may enter into, an agreement with L.M. pursuant to which it may agree to impose certain restrictions on the OB Securities, including the Escrowed Securities, (the "Dovrat Agreement"). By executing this Agreement, Beneficiaries irrevocably empowers Trustee to execute the Dovrat Agreement (with respect to the Escrowed Securities); Beneficiaries agrees to any limitation, restrictions or interest Trustee may agree to impose on such Escrowed Securities, including with respect to their transferability, and agrees that its instructions with respect to the Escrowed Securities, and Trustee's obligations to comply with respect thereto, are, or will be, subject to the terms and restrictions set forth in the Dovrat Agreement.

     3.3 Trustee shall inform Beneficiaries of any distribution of dividend made by Company and received by it.

     3.4 The Trustee may rely and shall be fully authorized and protected in relying upon any written notice, demand, certificate or document which it, in good faith, believes to be genuine. The Trustee shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement. Mr. Itzhak Swary (the "Authorized Personnel") is, irrevocably, authorized to act for Beneficiaries under this Agreement. Anything to the contrary notwithstanding, the Trustee may rely on and shall be authorized and protected in acting or failing to act in accordance with this Agreement upon the written, facsimile, email, or any other electronically delivered instructions that it believes to be genuine, with respect to any matter relating to the Trustee acting as Trustee, of any Authorized Personnel.

     3.5 None of the provisions of this Agreement shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it. The Trustee shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustee (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war).

     3.6 The Trustee shall not be required or bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document.

     3.7 The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians, or nominees appointed with due care, and shall not be responsible or liable for any willful misconduct or negligence on the part of any agent, attorney, custodian or nominee so appointed as finally determined by a non-appealable court of competent jurisdiction.


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     3.8 Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to the business of the Trustee shall be the successor of the Trustee hereunder without the execution or filing of any paper with any party hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

     3.9 The Trustee shall not be required to institute legal proceedings of any kind. If at any time the Trustee is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrowed Securities (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrowed Securities), the Trustee is authorized to comply therewith in any manner it or legal counsel of its own choosing deems appropriate; and if the Trustee complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Trustee shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

     3.10 Beneficiaries covenant and agrees pay or reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any of the provisions hereof or any other documents executed in connection herewith (including the reasonable compensation and the reasonable expenses and disbursements of its counsel and of all persons not regularly in its employ), as set forth herein.

     3.11 If the Trustee at any time, in its sole discretion, deems it necessary or advisable to resign as Trustee hereunder, it may do so by giving prior written notice of such event to Beneficiaries and thereafter delivering the Escrowed Securities to any other Trustee agreed upon by Beneficiaries as notified to the Trustee in writing, and if no such Trustee shall be designated by Beneficiaries within sixty (60) calendar days of such written notice, then the Trustee may designate such by delivering the Escrowed Securities either (a) to any bank or trust company located in the State of Israel which is willing to act as Trustee hereunder in its place, or (b) if no such bank or trust company can be retained within a reasonable period after the end of such sixty (60) calendar day period after the delivery by the Trustee of its written notice, to the clerk or other proper officer of a court of competent jurisdiction located within the State of Israel to the extent permitted by law (any such successor to the Trustee, whether designated by Beneficiaries or pursuant to clause (a) or
(b) above or otherwise, hereinafter referred to as the "Successor Agent"). Beneficiaries may, at any time after the date hereof, agree in writing to substitute a Successor Agent for the Trustee, whereupon the Trustee shall deliver the Escrowed Securities to such Successor Agent. The fees of any Successor Agent shall be borne by Beneficiaries. Upon delivery of the Escrowed Securities to the Successor Agent, (i) the Trustee shall be discharged from any and all responsibility or liability with respect to the Escrowed Securities (except for liability incurred hereunder due to the Trustee's willful misconduct or gross negligence prior to delivery of the Escrowed Securities) and (ii) all references herein to the "Trustee" shall, where applicable, be deemed to include such Successor Agent and such Successor Agent shall thereafter become the Trustee for all purposes of this Agreement.


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     3.12 (a) Beneficiaries agrees to indemnify and hold the Trustee harmless from and against any and all losses, claims damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and reasonable counsel fees and expenses, which may be imposed on the Trustee or incurred by it in connection with its acceptance of this appointment as Trustee hereunder or the performance of its duties hereunder, except as a result of Trustee's gross negligence or willful misconduct. Such indemnity includes, without limitation, all losses, damages, liabilities and expenses (including reasonable counsel fees and expenses) incurred in connection with any litigation (whether at the trial or appellate levels) arising from this Agreement or involving the subject matter hereof. The indemnification provisions contained in this Section 3 are in addition to any other rights any of the indemnified parties may have by law or otherwise and shall survive the termination of this Agreement or the resignation or removal of Trustee. (b) Beneficiaries agrees to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the Escrowed Securities. Beneficiaries undertakes to instruct the Trustee in writing with respect to the Trustee's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Trustee under this Agreement. Beneficiaries agrees to indemnify and hold the Trustee harmless from any liability on account of taxes, assessments or other governmental charges, including the withholding or deduction or the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental entities, to which the Trustee may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties.

     3.13 Upon disbursement by the Trustee (including any Successor Agent) of all of the Escrowed Securities pursuant to the terms of this Agreement, this Agreement shall terminate (PROVIDED that the provisions of this Agreement dealing with the indemnification of Trustee shall survive such termination).

     3.14 No party hereto shall be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Agreement unless the same shall be in writing and signed by such party.

     3.15 All notices and other communications hereunder shall be in writing and shall be effective if it is delivered personally, couriered, telecopied or mailed (registered or certified mail, postage prepaid), and shall be deemed to have been duly given (a) when received, if delivered personally, (b) when sent by telecopier upon receipt of confirmation by sender, provided that telecopier transmission shall not be effective unless notices is given concurrently by one of the other means set forth in this Section 3, (c) when sent by express courier service (receipt requested) or (d) five calendar (5) days after being so mailed and received, At the address set forth below, or at such other address or addresses as any of the parties to this Agreement may hereafter designate by written notice to the other parties. Notwithstanding anything to the contrary contained in this Section 3, the Trustee shall not be deemed to have notice and no such notice pursuant to this Section 3 shall be effective unless and until it has actually received such notice.

     3.16 Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other parties; PROVIDED that Beneficiaries may assign its rights and obligations to any affiliate, but no such assignment shall relieve Beneficiaries of its obligations hereunder if such assignee does not perform such obligations. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

     3.17 (a) Beneficiaries hereby represents and warrants that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation; and (b) Beneficiaries represents and warrants that the execution, delivery and performance of this Agreement by Beneficiaries does not and will not violate any applicable law or regulation.

     3.18 This Agreement shall be governed and construed in accordance with the laws of the State of Israel, without giving effect to the principles of conflicts of law thereof. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     3.19 Unless otherwise specified, all references to Dollars or $ refer to U.S. dollars.

     In evidence whereof, the parties affix their signatures.

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         The Beneficiaries                  Ofer Hi-Tech Investments Ltd.